UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2008

CHINDEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24624	13-3097642
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4340 EAST WEST HIGHWAY, SUITE 1100 BETHESDA, MARYLAND	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 215−7777

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01.	Entry into Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation.

On January 10, 2008, Chindex China Healthcare Finance, LLC (“China Healthcare”), a wholly-owned subsidiary of Chindex International, Inc. (the “Company”), entered into a Loan Agreement with DEG-Deutsche Investitions-Und Entwicklungsgesellschaft (“DEG”) of Frankfurt, Germany, a member of the KfW banking group, providing for loans (the “Loans”) in the aggregate amount of $20 million to expand the Company’s United Family Hospitals and Clinics network of private hospitals and clinics in China (the “DEG Facility”).

The Loans will be made directly to one or both of the joint venture entities (the “Joint Ventures”) to be established to undertake the construction, equipping and operation of the proposed healthcare facilities.  The Loans will bear interest equal to a fixed base rate determined at the time of each disbursement plus 2.75% per annum, with a reduction in the spread first to 2.50% and second to 2.00% per annum upon, in each case, the satisfaction of certain conditions, and will mature 9.25 years from the date of first disbursement.  The obligations under the DEG Facility are guaranteed by the Company (the “Guarantee”) and will be senior and secured, ranking pari passu in seniority with the previously-announced loan agreement with the International Finance Corporation (the “IFC”) entered into on December 10, 2007 (the “IFC Facility”) and sharing pro rata with the IFC in the security interest granted over the Company’s equity interests in the Joint Ventures, the security interests granted over the assets of the Joint Ventures and any proceeds from the enforcement of such security interests.

The Guarantee contains customary financial covenants, including maintenance of a maximum ratio of liabilities to tangible net worth and a minimum debt service coverage ratio, and covenants that, among other things, place limits on the Company’s ability to incur debt, create liens, make investments and acquisitions, sell assets, pay dividends, prepay subordinated debt, merge with other entities, engage in transactions with affiliates, and make capital expenditures.  The DEG Facility contains customary events of default.

In anticipation of the DEG Facility, the Company and IFC entered into an amendment to the IFC Facility, dated January 3, 2008, whereby IFC consented to the DEG Facility, including in particular the amount thereof and the ranking thereof as pari passu with the IFC Facility and sharing pro rata in the security interests relating thereto.

Item 8.01.	Other Events.

As previously announced, on December 10, 2007, the Company entered into a Securities Purchase Agreement with IFC pursuant to which the Company agreed to issue and sell to IFC 359,195 shares (the “IFC Shares”) of the Company’s common stock at a price of $27.84 per IFC Share for an aggregate price of $10 million.  The closing of the sale of the IFC Shares was subject to, among other things, the approval of the Company’s stockholders.

As previously announced, on November 7, 2007, the Company entered into a Securities Purchase Agreement (the “JPM Securities Purchase Agreement”) with Magenta Magic Limited, a wholly-owned subsidiary of J.P. Morgan Chase & Co. organized under the laws of the British

Virgin Islands (“JPM”), pursuant to which the Company agreed to issue and sell to JPM (i) 359,195 shares (the “Tranche A Shares”) of the Company’s common stock, (ii) the Company’s Tranche B Convertible Notes due 2017 in the aggregate principal amount of $25 million (the “Tranche B Notes”) and (iii) the Company’s Tranche C Convertible Notes due 2017 in the aggregate principal mount of $15 million (the “Tranche C Notes” and, with the Tranche B Notes, the “Notes”) at a price of $27.84 per Tranche A Share (for an aggregate price of $10 million for the Tranche A Shares) and at face amount for the Notes for a total purchase price of $50 million in gross proceeds.

At the first closing under the JPM Securities Purchase Agreement, which took place on November 13, 2007, the Company issued (i) the Tranche A Shares, (ii) the Tranche B Notes and (iii) an initial portion of the Tranche C Notes in the aggregate principal amount of $6 million, with the closing of the balance of the Tranche C Notes in the aggregate principal amount of $9 million subject to, among other things, the approval of the Company’s stockholders.

On January 10, 2008, at a special meeting of the stockholders of the Company, the Company’s stockholders approved the sale of the IFC Shares and such remaining portion of the Tranche C Notes.

On January 11, 2008, the Company closed both the sale of the IFC Shares and such balance of the Tranche C Notes.

On January 14, 2008, the Company issued a press release, which is attached as Exhibit 99.1 to this Report and incorporated by reference herein, with respect to the DEG Facility.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

Exhibit
4.1	Loan Agreement dated as of January 8, 2008 between Chindex China Healthcare Finance, LLC and DEG-Deutsche Investitions-Und Entwicklungsgesellschaft.
4.2	SPV Guarantee Agreement dated as of January 8, 2008 between Chindex International, Inc. and and DEG-Deutsche Investitions-Und Entwicklungsgesellschaft.
4.3	Amendment to Loan Agreement dated as of January 3, 2008 between Chindex International, Inc. and International Finance Corporation.
99.1	Press Release of Chindex International, Inc., dated January 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 14, 2008

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
Name: Lawrence Pemble
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
4.1	Loan Agreement dated as of January 8, 2008 between Chindex China Healthcare Finance, LLC and DEG-Deutsche Investitions-Und Entwicklungsgesellschaft.
4.2	SPV Guarantee Agreement dated as of January 8, 2008 between Chindex International, Inc. and and DEG-Deutsche Investitions-Und Entwicklungsgesellschaft.
4.3	Amendment to Loan Agreement dated as of January 3, 2008 between Chindex International, Inc. and International Finance Corporation.
99.1	Press Release of Chindex International, Inc., dated January 14, 2008.

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